                                                                   EXHIBIT 10.15


                              CONTRACT MANUFACTURE
                                   AGREEMENT



                                 EVANS MEDICAL
                                    LIMITED

                                      AND

                                     AVIRON



                                 APRIL 16, 1997


[ * ] = Certain information in this exhibit has been omitted and filed separately with the Commission. Redacted portions of the exhibit are indicated by an asterix within brackets ([ * ]), and a legend appears on the appropriate pages. Confidential treatment has been requested with respect to the omitted portions.

    1.   Definitions................................................................    1
    2.   Contract Manufacture.......................................................    5
    3.   Technical Agreement........................................................    8
    4.   Duration and Interpretation................................................    9
    5.   Forecast and Supply........................................................    9
    6.   Intellectual Property and Improvements.....................................   11
    7.   Prices.....................................................................   12
    8.   Indemnity..................................................................   13
    9.   Confidentiality............................................................   14
   10.   Liaison....................................................................   14
   11.   Change of Control..........................................................   14
   12.   Termination................................................................   15
   13.   Associated Companies.......................................................   17
   14.   Force Majeure..............................................................   18
   15.   Notices....................................................................   18
   16.   Michigan License...........................................................   19
   17.   General....................................................................   20
   18.   Public Disclosure..........................................................   21
   Schedule 1- Technical Agreement .................................................   23
   Schedule 2 - Price for Production................................................   33
   Schedule 3 - Trademarks .........................................................   35
   Schedule 4 - Development Agreement...............................................   36
   Schedule 5 - Michigan Agreement..................................................   37
   Schedule 6- Aviron's Assets......................................................   38

                        CONTRACT MANUFACTURE AGREEMENT

THIS AGREEMENT is made the 16/th/ day of April 1997

BETWEEN

"Evans" Evans Medical Limited whose registered office is at Evans House, Regent Park, Kingston Road, Leatherhead, Surrey, KT22 7PQ, United Kingdom

and

"Aviron" Aviron (a Delaware Corporation) whose registered office is at 297 North Bernardo Avenue, Mountain View, California 94043, United States of America

RECITALS:

A. Evans carries on the business of, inter alia, Manufacture, assembly and packaging of pharmaceutical products.

B. Aviron wishes Evans to Manufacture the Products (as hereinafter defined) and Evans is willing to Manufacture the Products on the terms and conditions hereinafter set out.

C. Aviron is the exclusive licensee of the University of Michigan to certain live attenuated influenza Virus Seeds and the technology associated with and required for the production of certain reassortants therefrom.

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

     1.1. In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

           1.1.1. "Agency" means any governmental body responsible for licensing of the Product for commercial sale and the licensing of premises and facilities of the Manufacturer.

           1.1.2. "Associated Companies" means (i) in respect of Evans any company which at the relevant time is a subsidiary of that party's ultimate holding company or any subsidiary of such a subsidiary where the term subsidiary shall have the meaning as defined under s736 of the English Companies Act 1985 (as amended); and, (ii) in respect of Aviron, any entity that directly or indirectly owns, is owned by or is under common ownership with Aviron, where own or ownership means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

           1.1.3. "Aviron Assets" means capital equipment purchased by Aviron for use in the Manufacture of the Product as more particularly specified in (Schedule 6).

           1.1.4. "Bulk Monovalent Intermediates" means material produced from one or all Working Seeds in quantities sufficient for Manufacture of Product.

           1.1.5. "Certificate of Analysis" means documentation provided by suppliers specifying the characteristics of materials being supplied as such term is understood in U.K. Pharmaceutical manufacturing practice.

           1.1.6. "Consistency Lot" means batches of Product Manufactured at Commercial Manufacturing scale for the purposes of obtaining Agency approval to market, distribute, and sell the Product.

           1.1.7. "Commercial Manufacturing" means any Manufacture of the Product intended for sale, and also any Manufacture of samples of the Product, and materials necessary for the marketing, testing, quality control, and stability studies of such Manufacture.

           1.1.8. "Development" means the development of a manufacturing process for Manufacture of Product.

           1.1.9.  "Effective Date" means 1st May 1997.

           1.1.10. "FDA" means Food and Drug Administration of the United States of America.

           1.1.11. "Force Majeure" means, in relation to either party, any circumstances beyond the reasonable control of that party including, without limitation, any Act of God, fire, explosion, flood, war or hostilities, acts of Government appointed agents, embargoes or other export restrictions, or perils of the sea.

           1.1.12. "Manufacture" means the production of the Product from the Raw Materials and shall include production of Working Seeds from Virus Seeds, production of Bulk Monovalent Intermediates from Working Seeds, blending, assembly, packaging, testing and quality control and "Manufactured", "Manufacturing", and "Manufacturer" shall be interpreted accordingly.

           1.1.13. "Master Strains" shall mean the live attenuated influenza vaccine seeds exclusively licensed from Michigan to Aviron, and which are modified at Aviron to produce Virus Seeds.

           1.1.14. "Manufacturing Records" means all documentation associated with Manufacture of the Product, including, without limitation, all batch information regarding analysis, distribution and Manufacture.

           1.1.15. "MPB" means Multi-Purpose Bacterials which is a manufacturing area designated as such within Evans' Liverpool facility.

           1.1.16. "Michigan" means the Regents of the University of Michigan, a constitutional corporation of the State of Michigan with offices located at Wolverine Tower, Room 2071, 3003 South State Street, Ann Arbor, Michigan, 48109-1280, USA.

           1.1.17. "Michigan Agreement" means the Material Transfer and Intellectual Property Agreement dated February 24, 1995 between Michigan and Aviron.

           1.1.18. "Price for Production" means specific price for facilities, and activities conducted by Evans for the Manufacture of the Products as defined in Schedule 2.

           1.1.19. "Process Improvements" means all improvements, modifications or adaptations to the process, or method of Manufacture used, created or discovered by Evans and not solely and specifically related to the Manufacture of the Product which arise in association with the process of Manufacture of the Product.

           1.1.20. "Product" means either Working Seed, Bulk Monovalent Intermediate, Vaccine, or any of the three, as specified by Aviron, a description of which is set out in the Technical Agreement.

           1.1.21. "Raw Materials" means the components defined in the Technical Agreement and required by Evans in the Manufacture of the Product.

           1.1.22. "Restricted Information" means (i) Master Strains, Virus Seeds and Working Seeds; (ii) all Technical Information relating to Master Strains, the Virus Seeds and the Manufacture of the Product; (iii) all information relating to the Discloser's business; and (iv) all information arising pursuant to this Agreement, disclosed by one party to this Agreement (the "Discloser") to the other (the "Recipient") in connection with this Agreement, excluding any such information which:

                   1.1.22.1.is or was already known to the Recipient at the time of disclosure by the Discloser; or

                   1.1.22.2.was at the time of such disclosure or communication by the Discloser or thereafter becomes or became published, accessible to the public or otherwise in the public domain other than through any act or omission of the Recipient; or

                   1.1.22.3.must be disclosed to government inspectors in the discharge of statutory obligations provided that before disclosure the Recipient shall use reasonable endeavors as it would in respect of its own Restricted Information to obtain from such government inspectors any assurances as regards confidentiality as may be afforded to such information in the circumstances; or

                   1.1.22.4.must be disclosed by the Recipient to the relevant
                            Agency in the course of applying for, obtaining or maintaining regulatory approval; or

                   1.1.22.5.is hereafter disclosed to the Recipient by a third party, who to the knowledge of the Recipient does not have any obligations of confidentiality to any third party or who has not, to the actual knowledge of the Recipient, derived it directly or indirectly from the Discloser or the University of Michigan, or

                   1.1.22.6.is required to be disclosed by law.

          1.1.23. "Specifications" means requirements and specifications for the Manufacture of Product attached to the Technical Agreement (Schedule 1), as may be amended from time to time by agreement between both parties.

          1.1.24. "Technical Agreement" means the Technical Agreement, which may be amended from time to time, to be entered into between the parties (Schedule 1) prior to Commercial Manufacturing of the Product.

          1.1.25. "Technical Information" means all registration data, know-how, experience, instructions, standards, methods, test and trial results, manufacturing and formulation processes, hazard assessments, quality control standards, formulae, specifications, storage and data, samples, drawings, designs, description of packaging materials and all other relevant information relating to the Product or its design, Manufacture, formulation, handling, storage and use.

          1.1.26. "Trade Mark" means the trade marks set out in Schedule 3 which are either owned by Aviron or to which Aviron has a right of use (with the right to sub-license).

          1.1.27. "Vaccine" means the blended, filled and from time to time packaged cold-adapted multivalent influenza vaccine incorporating Bulk Monovalent Intermediates grown from Working Seeds.

          1.1.28. "Virus Seeds" means certain reassortants produced by Aviron from the Master Strain.

          1.1.29. "Working Seeds" means the virus reassortants produced by Evans, from time to time, from the Virus Seeds, and from which the Bulk Monovalent Intermediate is produced.

    1.2. Any reference in this Agreement to "writing" or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communication.

    1.3. Words in this Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

    1.4. The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.   CONTRACT MANUFACTURE

    2.1. Aviron hereby appoints Evans and Evans accepts the appointment as Manufacturer of the Product for the term of this Agreement. During the period of this Agreement Evans will Manufacture for Aviron the Product in accordance with this Agreement and the Technical Agreement.

    2.2. Aviron shall be responsible for and shall bear all risks associated with the importation and supply to Evans of the Virus Seeds into the United Kingdom. Aviron shall be responsible for export of the Product from the United Kingdom and any costs and expenses associated therewith or relevant thereto. Evans shall assist at Aviron's reasonable request and at Aviron's expense with the export of the Product from the United Kingdom.

    2.3.  Evans covenants that:

          2.3.1. it will carry out the Manufacture in accordance with this Agreement and the Technical Agreement;

          2.3.2. all Raw Materials supplied by Evans and used in Manufacture will comply with the Technical Agreement;

          2.3.3. it will keep under review the conditions of the Virus Seed, Raw Materials and Product in storage as such conditions are defined in the Technical Agreement;

          2.3.4. it will upon written request of Aviron, and at Aviron's expense, supply Aviron with samples of the Product Manufactured by it prior to delivery of ordered Product;

          2.3.5 it shall retain for a minimum of seven (7) years and make available to Aviron on reasonable notice all Manufacturing Records;

          2.3.6. it will Manufacture all Product in compliance with current FDA Good Manufacturing Practices as set forth in the United States Code of Federal Regulations as amended from time to time, and other applicable rules and regulations of the FDA and other United States governmental or regulatory agencies, and any current practices of any relevant UK agency, with jurisdiction over the manufacture, use or sale of the Products as then in effect;

          2.3.7. it will permit Aviron periodically and upon reasonable notice to Evans, representatives of Aviron, its Associated Companies previously authorized by Evans, such authorization not to be unreasonably withheld, and any Agency to have access to any relevant records in connection with such Manufacture, and to audit and observe Evans' operations in relevant parts of the premises where Manufacture of Product is carried out, and assess its compliance with current FDA Good Manufacturing Practices, and any current practices of any relevant UK agency, and to discuss any related issues with Evans' management personnel;

          2.3.8. it will notify Aviron of any recall of the Product of which it becomes aware and will provide Aviron at Aviron's cost with any and all assistance in connection with a recall of the Products as may reasonably be requested by Aviron. In the event of a voluntary recall, the party initiating the recall shall bear the expenses incurred in connection with such voluntary recall. In the event of a mandatory recall, Evans shall meet the cost of such a recall where the recall is solely the result of the negligence of Evans, but in all other cases Aviron shall bear all costs and expenses incurred in connection with the recall.

          2.3.9. MPB, in addition to other facilities as required, will be made available for the Manufacture of the Product during the term of this Agreement subject to any periods of closure or unavailability for the purposes of the conduct of maintenance and repair in respect of which Evans shall give reasonable notice to Aviron. Furthermore and subject to Aviron's agreement, MPB may be used for the conduct of research and development towards the improvement of the Product and the Manufacture, provided however, that any and all proprietary rights to such improvements shall be governed by Clause 6.4.

         2.3.10. it is in possession of, and during the term of the Agreement will maintain, a current Manufacturing License No ML 0039/02 granted pursuant to the Medicines Act 1968 permitting Evans to Manufacture the Vaccine.

  2.4.  Aviron covenants that:

         2.4.1. prior to Evans' obligations to Manufacture the Product hereunder arising it will supply and transfer to Evans all Technical Information in its possession (unless it has previously supplied Evans with the Technical Information pursuant to the terms of the Technical Agreement) which is necessary to enable Evans to Manufacture the Product, including all information regarding health, safety, environmental, and FDA regulations, as it becomes known;

         2.4.2. it will provide such technical assistance, at Aviron's expense, as may be required to enable the effective transfer of the Technical Information under 2.4.1 such that Evans should reasonably be expected to be able to Manufacture the Product on the basis of such Technical Information;

         2.4.3. where Raw Materials and other supplies are to be provided by Aviron, Aviron will ensure that they comply with the Technical Agreement and where appropriate shall be accompanied by a Certificate of Analysis;

         2.4.4. it shall notify Evans of any special requirements in respect of recordkeeping that may be necessary to comply with Aviron's Recall Procedure. Evans shall have the right to refuse such request if it deems the request is unreasonable or to require specific further compensation should the request entail costs to be incurred by Evans.

   2.5. Evans shall be entitled to purchase and install equipment, all replacement tooling or parts or make modifications to the buildings and services as may be required for the Commercial Manufacture of the Product, the cost of which Aviron shall pay to Evans upon receipt of a valid invoice therefor. Notwithstanding the above, Evans shall not purchase and/or install any such equipment, tooling or parts or make such modifications where the cost of any one item would exceed US$5,000 or where the total cost of such items in one calendar month will exceed US$15,000 in relation to the Agreement without first obtaining the prior written consent of Aviron. Such equipment, tooling or parts shall be the property of Aviron and form part of Aviron's Assets and shall be deemed included in Schedule 6. Where the cost of one item would exceed US$5,000, Evans may at its discretion demand from Aviron such assurance as Evans deems necessary, up to but not exceeding the expected cost of the said item, prior to the order for the purchase of the said item being placed. Evans will be the final arbiter of the specification of such items with regard to the said item's compliance with the requirements of the Agency and with health and safety. Any equipment or tooling purchased by Evans hereunder and paid for by Aviron shall not be used by Evans for any purpose outside the scope of this Agreement or the Development Agreement without the consent of Aviron.

   2.6    Those items of capital equipment identified as Aviron's Assets in
          Schedule 6 are owned by Aviron and shall at all times be at the risk of Aviron, except in the case of Evans' negligence in which circumstance such Aviron's Assets shall be deemed, for the purpose of this Agreement, to be at the risk of Evans. Aviron shall insure and provide evidence to Evans' reasonable satisfaction that such equipment is appropriately insured and that such insurance covers any loss of or damage to Evans' property personnel or business as a consequence of any damage whatsoever caused to or by such equipment or its loss, damage, or destruction, unless due to the negligence of Evans. Evans is responsible for determining the need for, and managing the maintenance of Aviron's Assets to Evans' specification. Aviron shall be responsible for the reasonable cost of maintaining such equipment in good working order and repair as might be desirable for the purposes of Manufacture of the Products by Evans. Upon expiry or termination of this Agreement, Aviron shall, within ninety (90) days thereof, remove the said equipment from Evans' premises and shall repair and restore to the condition it was prior to the equipment being installed, any part of Evans' premises where such equipment shall have been situated or installed at Aviron's cost unless Evans chooses to purchase such equipment at a price to be negotiated at that time. At the point of Evans purchasing such equipment from Aviron, all Aviron's responsibility under the terms of this clause stop. Should Aviron fail to remove the equipment and make good any damage within the ninety day period, Evans may arrange, all at Aviron's cost, disposal of the said equipment and repair and restoration of the said premises.

3.   TECHNICAL AGREEMENT

    3.1. The respective responsibilities of Evans and Aviron relating to the Manufacture of the Product, the way in which each batch of the Product has been Manufactured and checked for compliance with and adherence to the Technical Agreement, the responsibility for purchasing materials, testing and releasing materials and undertaking production and quality control including in-process controls as well as sampling and-analysis shall be as specified in the Technical Agreement (Schedule 1).

    3.2. Evans shall be responsible for ensuring the safe operation of the process of Manufacture of the Product and in particular that the Technical Information supplied by Aviron can be safely used in Evans' premises. However, prior to Evans' obligations to Manufacture Product hereunder arising Aviron will supply Evans with all information in its possession at the time of such transfer regarding any hazardous aspects relating to Manufacture of the Product unless previously supplied to Evans. Should Evans consider in its reasonable opinion the said hazardous aspect to be unacceptable then it shall so notify Aviron in writing prior to undertaking the Manufacture and thereafter shall have the right not to proceed with the Manufacture of the Product until such hazardous aspect has been abated, if possible. If such abatement is not possible, this Agreement will terminate and the provisions of Clause 12.6 shall apply.

    3.3. Aviron and Evans may request changes to the Technical Agreement from time to time. No changes will be made unless agreed by both parties.

4.   DURATION AND INTERPRETATION

     4.1. Unless sooner terminated as provided under Section 12, this Agreement shall come into force on the Effective Date hereof and shall continue in force until the earlier of 31 December, 2000, or the date two (2) years following initial Product commercial sale. Provided that if the parties so agree on or before 30 April 1998, the Agreement may be extended to 31 December 2001.

     4.2. Aviron and Evans entered into that certain Manufacturing and Development Agreement dated November 7, 1995 (the "Development Agreement") (attached as Schedule 4) and currently wish to enter into arrangements with regard to the further development and Manufacture by Evans of Bulk Monovalent Intermediates and/or cold adapted influenza vaccine. It is intended that the Development Agreement will run concurrently with this Agreement and that this Agreement will not subvert any obligations, commitments, or definitions in the Development Agreement.

5.   FORECAST AND SUPPLY

     5.1. Upon the signing of this Agreement Aviron will provide a forecast of Product and manufacturing requirements for each year during the term of this Agreement. During the term of this Agreement Aviron will submit to Evans by March 1 of each year, a purchase order for Manufacture and dates for delivery of the Product for the following calendar year.

     5.2. Prior to submission of the first purchase order, the parties will agree on the format of the purchase orders to be used under this Agreement. The nature of the services Evans shall perform and/or the Product to be provided to Aviron pursuant to this Agreement will be determined on a purchase order by purchase order basis and will be subject except where otherwise provided in this Agreement to the reasonable terms and conditions of sale of Evans.

     5.3. Within ten (10) days of receipt of such purchase orders Evans shall notify Aviron in writing of its acceptance or otherwise of such purchase orders as binding orders or, if different, such confirmation shall indicate what portion of the amounts of Manufacture covered by such purchase orders Evans is willing to accept as a binding order. Dispatch of such confirmation shall constitute the acceptance of a binding order for the amounts of Manufacture covered by such confirmation. Such confirmation shall also confirm the delivery date or specify alternate delivery dates.

     5.4. Evans will use its reasonable endeavors to supply to Aviron, at Aviron's request, additional Manufacturing in excess of that ordered or forecasted in accordance with this clause 5 having due regard for Evans' production capacity and other manufacturing commitments.

     5.5. Evans will at the request of Aviron deliver the Product to any address as Aviron may specify but the Price for Production is Ex-Works (Speke) (as defined in Incoterms 1990) and Aviron shall bear the cost of delivery, insurance, export duties, and all such other costs, to any such address plus the cost of palletization.

     5.6. Aviron may in accordance with this clause 5.6 reject any delivery of Product which does not conform with the Specifications. Any notice of rejection shall be in writing and shall indicate the reasons for such rejection. In order to reject delivery of the Product, Aviron must give written notice to Evans of its rejection of any delivery within thirty (30) days after receipt of such delivery. If no such notice of rejection is received, Aviron shall be deemed to have accepted such delivery of Product within thirty (30) days of delivery of the shipment. Once Aviron accepts a shipment of Product, Aviron shall have no recourse against Evans if the Product is subsequently deemed unsuitable for use for any reason, except as provided in Section 8 below.

           If Aviron rejects any Product, Aviron shall cooperate with Evans in determining whether rejection is necessary or justified. Evans will evaluate process issues and other reasons for such non-compliance. Evans shall notify Aviron as promptly as reasonably possible whether it accepts Aviron's basis for any rejection. If Evans agrees with Aviron's determination that certain Product does not meet the Specifications, and promptly on receipt of a notice of rejection of a shipment of Product from Aviron, Evans shall use reasonable and timely efforts at Aviron's request to (i) replace such rejected Product subject to Aviron providing Evans with such free issue materials (such as Virus Seeds) as may be required to carry out such Manufacture; or (ii) credit Aviron's account in an amount equal to the amount paid by Aviron to Evans for Product determined not to meet the relevant specifications. If Evans disagrees with Aviron's determination that certain Product does not meet the Specifications, promptly on receipt of a notice of rejection of a shipment of Product, Evans shall use reasonable and timely efforts at Aviron's request to replace such rejected Product. The rejected Product shall be submitted to a mutually acceptable, third party laboratory, which shall determine whether such Product meets the Specifications. The parties agree that such laboratory's determination shall be final and binding. The party against whom the third .party tester rules shall bear all costs of the third party testing. If the third party tester rules that the Product meets Specifications, Aviron guarantees to purchase such Product at the Price for Production, irrespective of whether Evans has already replaced it. If the third-party tester rules that the Product does not meet Specifications and the Product was not replaced, Evans shall credit Aviron's account in an amount equal to the Price for Production of the rejected Product or refund that sum to Aviron.

6.  INTELLECTUAL PROPERTY AND IMPROVEMENTS

    6.1. Aviron hereby authorizes Evans to use the Trade Marks on a non-exclusive basis solely in connection with packaging Vaccine pursuant to and during the term of this Agreement. Evans shall not at any time do or permit any act to be done which may in any way impair the rights of Aviron in the Trade Marks. In order to comply with Aviron's quality control standards with respect to the Trade Marks, Evans shall (i) use the Trade Marks in compliance with all relevant laws and regulations; and (ii) not modify any of the Trade Marks in any way and not use any of the Trade Marks on or in connection with any goods or services other than the Vaccine.

    6.2. Except as expressly provided in this Agreement, each party hereby acknowledges that it shall not acquire any rights in respect of any of the other party's intellectual property in relation to the Products or the Manufacture thereof or of the goodwill associated therewith.

    6.3. Other than as is necessary for the proper performance of this Agreement by the parties, or as is expressly provided in this Agreement or the Development Agreement, no license, expressed or implied, is granted by this Agreement by either party to the other under any of its intellectual property rights.

    6.4. Title to and property in all Manufacturing Records shall be and remain at all times exclusively vested in Evans. Title to and property in Process Improvements and other process technology is as follows:

          6.4.1. Evans acknowledges and agrees that process technology specific solely to the Vaccine and developed by Evans in the course of this Agreement shall be [*]. All Process
                  Improvements developed by Evans pursuant to this Agreement shall be [*];

          6.4.2. in respect of Process Improvements developed by Evans pursuant to this Agreement which is the property of Evans, [*]


                                      11
[*] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  [*];

     6.5 The Manufacturing Records shall be treated as Restricted Information of Evans and shall not be used by Aviron other than for the purposes associated with Manufacture of the Product and where necessary for disclosing to the relevant Agency in order to comply with regulatory requirements relating to the Product and its Manufacture by Evans. Aviron may request to retain a copy of all Manufacturing Records, for the purposes of complying with the requirements of the relevant Agency, to which request Evans may not unreasonably withhold its consent. Aviron may disclose the Restricted Information to the relevant Agency, having previously made reasonable efforts to obtain an obligation of confidentiality from the said Agency concerning the Restricted Information

7.   PRICES

     7.1. All orders for Product and Manufacture during the term of this Agreement will (subject as provided in this clause 7.1 and clause 7.3 below) be at the Price for Production defined in Schedule 2. Upon annual review by the parties, the Price for Production may be increased or decreased by the percentage increase or decrease (if any) in the Producers Price Index for the immediately preceding twelve (12) month period for the location of Manufacture. In addition, Evans may propose to Aviron an annual increase in the Price for Production to take account of any increased Manufacturing costs which are specific to the Product including cost of materials, provided, however, that Evans shall consult with Aviron concerning such price increase and must provide, to Aviron's reasonable satisfaction, sufficient documentation to support its proposed increase in the Price for Production.

    7.2. Invoices will be submitted to Aviron monthly to cover the Price for Production for the preceding month of Manufacture. Aviron will pay to Evans the full invoice amount for the Price for Production within thirty (30) days after the date of the invoice. If Aviron so requires, payment will be made direct into Evans' bank account by bank transfer and upon written request by Aviron, Evans will provide Aviron with the necessary details of Evans' bank account and will take whatever actions are necessary to facilitate payment by bank transfer.

    7.3. If as a result of any inspection of Evans' facilities and manufacturing operations and records as referred to in clause 2.3.4, or otherwise a requirement is imposed which leads to a material change in the Price for Production or to the Technical Agreement of the Product, then upon written notification by Evans to Aviron, Evans and Aviron will meet to discuss any increase or decrease to the Price for Production of the Product deemed appropriate and the date upon which such price increase will take effect as well as other consequences arising from such changes. If as a consequence of such a material change either party is unable to fulfill its

                                      12
[*] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          obligations under the terms of this Agreement this may by mutual agreement of both Evans and Aviron initiate negotiations of a revision to this Agreement.

8.  INDEMNITY

    8.1.  Aviron shall be liable for and shall indemnify Evans against:

          8.1.1. all claims for loss or damage arising from the supply or use or Manufacture of Virus Seed or Product except to the extent that such claims, loss or damage arise as a consequence of Evans' negligence or through unauthorized deviation from the Technical Agreement in which case Evans shall be liable for direct losses incurred, and shall indemnify Aviron accordingly; and

          8.1.2. all claims, loss or damage arising as a consequence of any allegations of Michigan against Evans or any claims by Michigan against Evans whether or not under any indemnity provided by Evans to Michigan hereunder, provided, however that Evans was at all times in material compliance with the terms of this Agreement, and that such claims, loss or damage did not arise as a result of Evans' negligence or unauthorized material deviation from the Technical Agreement.

    8.2. Evans shall be liable for any loss of or damage to Aviron Assets, materials, components or Product arising from Evans' negligence whilst at Evans risk up to replacement value.

    8.3. Each party undertakes to ensure that it has in place product liability insurance with a reputable insurer in an amount appropriate for its business and Products of the type the subject of this Agreement. At either party's request, the other party shall provide the requesting party with evidence of the existence and maintenance of such coverage.

    8.4. Aviron shall disclose to Evans all health, safety, and environmental issues at any time regarding the Product known by Aviron to be required for Manufacture.

    8.5. Notwithstanding anything contained in this Agreement, Evans' liability in contract tort (including breach of statutory duty) or otherwise arising by reason of or in connection with this Agreement or any agreement or indemnity contemplated hereunder (except in relation to death or personal injury caused by the negligence of Evans or its employees while acting in the course of their employment) shall be limited to the lesser of (Pounds)1,000,000 or the revenue earned by Evans and paid by Aviron under this Agreement in the 12 month period prior to the event giving rise to such liability.

    8.6. In no event, and notwithstanding anything contained in this Agreement, shall either party be liable in contract tort (including breach of statutory duty) or otherwise howsoever, and whatever the cause thereof, for any special, indirect or consequential loss, damage costs or expenses of any nature whatsoever.

     8.7 All indemnities under this agreement given by either party shall be subject to English common law duties and defenses including without limitation, the duty to mitigate, contributory negligence, and issues of causation and remoteness.

9.   CONFIDENTIALITY

     9.1. On the expiry or termination of this Agreement, Recipient will return to Discloser all Restricted Information of Discloser in its possession and the Recipient shall have the option to retain one (1) copy, but shall not make any further use of that information.

    9.2. In this Clause references to the Discloser or Recipient shall be deemed to include any Associated Companies of that party.

    9.3. The Recipient undertakes to keep confidential all Restricted Information received by it directly or indirectly from the Discloser or obtained by it pursuant to the performance of this Agreement and not to use such Restricted Information except as provided in this Agreement. The obligations set forth in this Clause 9.3 shall apply during the period of this Agreement and for a period of the longer of
          (i) ten (10) years after the termination or expiry of the Michigan Agreement or (ii) ten (10) years after the termination of this Agreement.

    9.4. Recipient shall allow access to the Discloser's Restricted Information exclusively to those of its employees who have reasonable need to see and use it for the purposes of this Agreement and shall inform each of such employees of the confidential nature of the Restricted Information and of the obligations on the Recipient with respect to such Restricted Information and shall ensure that each of its employees having access to the Restricted Information is contractually bound by obligations of confidentiality and shall take such steps as may be necessary to enforce such obligations.

10.  LIAISON

     Upon signature of this Agreement the parties will each identify in writing the person responsible for the day to day operation of this Agreement including production planning relating to forecast requirements. The person responsible may be changed from time to time with written notification to the other party.

11.  CHANGE OF CONTROL

     Neither party may assign any of its rights or delegate any of its obligations under this Agreement (other than by Evans to its Associated Companies or Aviron to its Associated Companies as the case may be, or in the event of a merger or consolidation of a party with or into any other entity, including a triangular merger involving such party or a sale of all or substantially all of the assets or business unit to which this Agreement relates) without the prior written consent of the other party, except as expressly provided herein.

     This Agreement shall be binding upon and shall inure to the benefit of Evans and Aviron and their respective permitted successors and assignees (if any). The parties acknowledge and agree that any change of ownership or control of either Evans or Aviron shall not affect, either at law, or as between the parties, that party's rights and obligations under this Agreement, to the extent that the party undergoing such change of ownership or control survives such change of ownership or control.

     Each party ("the Changing Party") shall forthwith notify the other if there is an effective change of ownership or control of the Changing Party; or if the Changing Party sells all or substantially all of the assets or all or substantially all of the business to which this Agreement relates. In the case where [*] is the Changing Party, within a period. of four (4) calendar months of receipt of such notice or actual sale, should [*] in its reasonable opinion decide that the party assuming effective ownership or control of, or purchasing the assets or business of [*] is [*] of [*] or a party [*] [*] may by a further four (4) weeks' notice [*].

     Any purported assignment in violation of this section by either party shall be voidable by the other party.

12.  TERMINATION

     12.1. Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

           12.1.1.that other party is in material breach of any of the provisions of this Agreement and, in the case of a material breach capable of remedy, fails to remedy the same within thirty (30) days of receipt of a written notice specifying the material breach and requiring its remedy; or

           12.1.2.an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party; or

           12.1.3.the other party becomes subject to an administration order; or

           12.1.4.that other party goes into liquidation except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assumes the obligations imposed on that other party under this Agreement.

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    with the Commission. Confidential treatment has been requested with respect to the omitted portions.

           12.1.5.that other party is the subject of any proceeding or order or other event in any applicable jurisdiction which would have an effect analogous to any of the events mentioned in Clauses
                  12.1.2 to 12.1.4 above.

    12.2. For the purposes of clause 12.1.1 a material breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance provided that time of performance is not of the essence.

    12.3. Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision thereof.

    12.4. The rights to terminate this Agreement given by this Clause shall be without prejudice to any other right or remedy of either party in respect of the material breach concerned (if any).

    12.5. Upon termination of this Agreement for breach by Evans, Evans shall provide to Aviron all Manufacturing data and information necessary to permit a competent manufacturer to Manufacture the Product and Aviron may use such data and information or disclose it to a third party manufacturer under an obligation of confidentiality for the purpose of Manufacturing the Product.

    12.6. On expiration or termination of this Agreement for any reason:

          12.6.1.Evans shall, at its option, immediately cease Manufacture of the Product or complete the Manufacture of the Product then in the course of Manufacture, provided, however, that if such termination is made at Aviron's election, Aviron shall determine whether Evans shall cease Manufacture immediately or complete Manufacture of the Product then in the course of Manufacture;

          12.6.2.subject to 12.6.1 each party shall deliver up to the other all materials, reports, and other documents (including copies thereof) in its possession or control containing Restricted Information of the other party, and each will cease to make use of the others Restricted Information;

          12.6.3.Aviron shall pay outstanding invoices or invoices due to be raised according to terms specified in this Agreement. In the event Evans shall exercise its option under 12.6.1 above not to complete the Manufacture of the Product, then such unfinished Product shall be paid for at a price to be agreed or failing agreement at the price equal to the Price for Production incurred up to the time Manufacture was discontinued;

          12.6.4.Aviron will be obliged to purchase and Evans will be obliged to supply all stocks of Raw Materials purchased by Evans in support of purchase orders or forecasts submitted by Aviron at a price to be agreed or failing agreement within a reasonable time, at Manufacturer's cost;

          12.6.5.Aviron will collect all Raw Materials supplied to Evans free of charge save for any Raw Materials required to complete the Manufacture of the Product in the event of Evans exercising its option to complete such Manufacture under 12.6.1 above.

          12.6.6.Termination of this Agreement for any reason shall not bring to an end any provisions of this Agreement which, in order to give effect to their meaning, need to survive its termination and such provisions shall remain in full force and effect thereafter and in particular but without limiting the scope of foregoing the obligations of the parties under clauses 8, 9, and this clause 12.

          12.6.7.Upon cessation or completion of the Manufacture of the Product
                 Evans shall return to Aviron or destroy all Master Strains, Virus Seeds and related material as instructed by Aviron.

                 To the extent that this Agreement terminates pursuant to clause
                 4.1 and/or clause 12 and results in Evans having to terminate the employment of any employee working specifically on the Manufacture of the Product and Evans is required to make payments to such employee in connection with such termination of employment ("Severance Payment"), then Aviron will pay to Evans the Severance Payment incurred by Evans for each employee. In no event shall Aviron's payment exceed thirty percent (30%) of each such employee's annual base salary. Evans shall make a good faith effort to redeploy such employee before terminating such employee's employment. Evans shall keep complete and accurate records pertaining to (i) the allocation of such employees to work specifically on the Manufacture for Aviron, (ii) Evans' good faith efforts to redeploy such employee and (iii) the accuracy of the Severance Payments made to such employee. Aviron shall have the right to audit such records to confirm the accuracy of the Severance Payment made hereunder.

13.  ASSOCIATED COMPANIES

     Evans shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any of its Associated Companies with Aviron's consent, such consent not to be unreasonably withheld, and any act or omission of any such company shall for the purposes of this Agreement be deemed to be the act or omission of Evans. For the purposes of such delegated performance Evans shall be entitled to disclose only on a need to know basis Aviron's Restricted Information to employees of relevant Associated Companies.

14.  FORCE MAJEURE

     14.1. If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof. The affected party shall additionally at its own cost and expense take all reasonable steps as may be necessary to overcome the Force Majeure and to minimize its effects.

     14.2. Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other by reason of any delay in performance, or non-performance, of any its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

     14.3. All Price for Production incurred up to the suspension due to Force Majeure are to be paid by Aviron.

     14.4. The party affected by Force Majeure shall give notice to the other party as soon as practical after the matter constituting Force Majeure has arisen or occurred giving the other party full particulars of the nature and extent of such matter.

     14.5. In the event of any Force Majeure occurrence the parties shall consult with a view to determining what steps they may agree to take, appropriate to the Force Majeure circumstances, in relation to this Agreement.

15.  NOTICES

     15.1. Any notices or other information required or authorized by this Agreement to be given by either party to the other may be given by hand or sent to the other by first class registered pre-paid post, telex, facsimile transmission or comparable means of communication. The same shall be sent or delivered to the other party at the address shown for that party at the beginning of this Agreement or to such other address which may be notified in writing to the other party from time to time. Six (6) days should be allowed for delivery.

     15.2.  Any notice or other information given by post pursuant to clause
            15.1 which is not returned to the sender as undelivered shall be deemed to have been given on the third day after the envelope containing the same was so posted. Proof that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

     15.3. Any notice or other information sent by telex, facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is sent by first class registered pre-paid post to the other party at the address referred to in clause 15.1 within twenty-four (24) hours after transmission.

16.  MICHIGAN LICENSE

     Evans accepts:

     16.1. The Virus Seeds or the Working Seeds may be used only for the Manufacture of Product; and

     16.2. Evans shall not provide any Virus Seeds, Working Seeds or derivatives thereof to any third party. Evans shall limit access to the Virus Seed supplied by Aviron and Working Seeds made by Evans to those employees reasonably requiring such access for the purpose of Development and Manufacture of the Product, which employees are governed by Evans' customary confidentiality obligations.

     16.3.  Aviron shall:

            16.3.1.use every reasonable effort to honor and observe its obligations under the Michigan Agreement and shall not act or fail to act in any way which might jeopardize or cause to be terminated the Michigan Agreement; and,

            16.3.2.promptly notify Evans of any amendment to the Michigan
                   Agreement; and,

            16.3.3.make every reasonable effort to notify Evans in writing of the expiry or termination of the Michigan Agreement at least six weeks prior to either event.

     16.4. Evans will use every reasonable effort to Manufacture and store the Virus Seeds and Product in accordance with all applicable government laws and regulations.

     16.5. Aviron, on Michigan's behalf, may request from Evans at reasonable times and in reasonable quantities at a cost equal to Evans' Price for Production of Product as it may desire, PROVIDED THAT Evans shall be under no obligation under this sub-clause or otherwise to produce extra batches of Product solely or substantially to meet Michigan's requirements. Any requirements of Michigan shall be supplied from Product Manufactured for Aviron with Aviron being solely responsible for apportioning such part thereof to Michigan as Aviron sees fit.

     16.6. Evans acknowledges Michigan's warranty disclaimer and limitation of liability contained in the Michigan Agreement but makes no assessment or admission of its validity or reasonableness. Notwithstanding such, Evans will not make any statements, representations or warranties inconsistent with such warranty disclaimer or limitation of liability other than in pursuance or prosecution of its own rights and remedies.

     16.7. Subject to those limitations of liability contained in clauses 8.5 and 8.6, hereof, and subject to 8.1.2, Evans will indemnify Michigan, its fellows, officers, employees and agents for and against any and all claims, damages, losses and expenses of any nature resulting from, but not limited to, death, personal injury, illness or property damage, arising directly and solely as a result of:

            16.7.1.any Manufacture, use or other disposition by Evans of the
                   Virus Seeds or Product;

            16.7.2.the use by Evans, its agents or employees of Virus Seeds or
                   Product made or used by Evans;

            16.7.3.the use, handling, storage or disposal of Virus Seeds, any derivatives or Product by Evans; or

            16.7.4.the unauthorized and negligent use by Evans of any know-how, or technical data sub-licensed to Aviron from Michigan (and of which know-how and technical data Aviron has expressly notified Evans as being sub-licensed to Aviron by Michigan) or developed by Evans pursuant to the Manufacture, where but only where such claims, damages, losses and expenses are a direct consequence of the negligence of Evans, its agents or employees.

     16.8. Evans shall not use the name of Michigan in publicity or advertising concerning the Product the Virus Seed without the prior written consent of Michigan, such consent not to be unreasonably or arbitrarily withheld nor delayed. Reports in scientific literature and presentations of joint research and development work are not considered publicity for the purpose of this clause.

17.  GENERAL

     17.1. No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorized officers of both parties.

     17.2. If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised here from with effect from the date of such agreement or decision or such earlier date as the parties may agree.

     17.3. This Agreement shall be governed by and construed in all respects in accordance with the Laws of England. Either party shall be entitled to enforce any order of the English Courts in any other jurisdiction.

     17.4. If there is a provision of this Agreement, or of any agreement or arrangement of which this agreement may form part, which causes or would cause this agreement or any other agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976 (as amended), then that provision shall not take effect until the date after particulars of this agreement (or of that agreement or arrangement, as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976 (as amended).

18.  PUBLIC DISCLOSURE

     No public announcement of any kind shall be made in respect of or in connection with this Agreement except as specifically agreed in writing between the parties, or except to the extent that an announcement is required by law or by the US or UK stock exchange as the case may be but in such event any announcement by either party shall only be issued after prior consultation with the other, having taken reasonable account of any comment or reasonable requirement of the other.

IN WITNESS whereof this Agreement has been executed by the duly authorized representatives of the parties the day and year first above written

Signed:                           /s/  John Ferguson
                                --------------------

FOR AND ON BEHALF OF
EVANS MEDICAL LIMITED
---------------------

Signed:                           /s/  Leighton Read
                                --------------------

FOR AND ON BEHALF OF
AVIRON
------

                                   SCHEDULE 1
                                   ----------

                              TECHNICAL AGREEMENT
                              -------------------

1.   Cold Adapted Influenza Vaccine

                              TECHNICAL AGREEMENT
                            FOR CONTRACT MANUFACTURE

BETWEEN EVANS MEDICAL LIMITED ("EVANS"), WHOSE REGISTERED OFFICE IS AT EVANS HOUSE, REGENT PARK, KINGSTON ROAD, LEATHERHEAD, SURREY, KT22 7PQ, UNITED KINGDOM.

AND AVIRON (A DELAWARE CORPORATION), ("AVIRON"), WHOSE REGISTERED OFFICE IS AT 297 NORTH BERNARDO AVENUE, MOUNTAIN VIEW, CALIFORNIA 94043, UNITED STATES OF AMERICA.

                                       EVANS AND AVIRON ARE THE "PARTIES".

IT IS AGREED THIS 1ST DAY OF MAY 1997

1.   BACKGROUND
     ----------

     The Parties have entered into a Manufacturing and Development Agreement, effective November 7, 1995, (the "Development Agreement") to provide for the production of cold adapted influenza vaccine. Material produced under the Development Agreement is to be used primarily for development research and Phase I, II and early Phase III clinical trials.

     In addition, the Parties have entered in to a Contract Manufacturing Agreement, effective April 1, 1997 (the "Manufacturing Agreement"), for the production of commercial quantities of cold adapted influenza vaccine.
     This Technical Agreement for Contract Manufacture (the "Technical Agreement") is attached as Schedule I to the Manufacturing Agreement. Definitions adopted in the Manufacturing Agreement will govern the Technical Agreement.

     Under the Technical Agreement, Evans will be responsible for the Manufacture of the Products, as ordered by Aviron and specified in Appendix I ("the Products"), in accordance with Specifications agreed in writing with Aviron in Appendix II ("Specifications"), and in accordance with the contained in the United States 21 Code of Federal Regulations Part 210 and
     211. The Specifications may be changed from time to time by mutual agreement of the Specifications Working Group ("SWG") as defined in Section
     7.0 below.

2.   COMPETENCE
     ----------

     Aviron hereby declares and agrees that it has assessed and is satisfied with the competence and ability of Evans to undertake and complete successfully the work contemplated by this Agreement. Such declaration is not a waiver of Aviron's rights under any other agreements between Evans and Aviron.

3.   STARTING MATERIALS AND PACKAGING MATERIALS SOURCED BY EVANS
     -----------------------------------------------------------

     3.1. Evans will be responsible for ensuring that each batch of Raw Materials and Packaging Materials (other than those supplied by Aviron) complies with the Specifications. "Raw Materials" are defined as any component required for the Manufacture and quality control of the Products. "Packaging Materials" are defined as any component accompanying the Vaccine as it is provided to Aviron or designated recipient.

     3.2. Evans will ensure that Raw Materials and Packaging Materials (other than those supplied by Aviron) are only sourced from suppliers that satisfy all requirements of the Specifications.

4.   MANUFACTURING INSTRUCTIONS
     --------------------------

     Evans will supply to Aviron a master copy of the relevant Manufacturing Records for Aviron to authorize and approve in writing as being consistent with the Specifications and the Agency Approval for the Product prior to the said documents being used. Significant changes to such documents similarly will be agreed prior to implementation.

5.   QUALITY CONTROL
     ---------------

     5.1. Aviron will supply to Evans Virus Seed or Working Seed and associated documentation to confirm that the said Virus Seed and Working Seed is suitable for Manufacture of Products.

     5.2. Evans shall be responsible for carrying out appropriate quality control of the Raw Materials, except those items agreed to in writing by the Parties, to ensure that the Raw Materials comply with the Specifications.

     5.3. Evans shall be responsible for carrying out appropriate quality control on the Product to ensure that the Product complies with the Specifications.

     5.4. Notwithstanding anything contained in this Agreement, provided that Evans shall not be in material breach of its obligations under this Agreement, Aviron shall be solely responsible for the Products and any Raw Material provided by Aviron in respect of its safety efficacy or fitness for purpose.

6.   INFORMATION PROVIDED BY AVIRON
     ------------------------------

     Aviron represents that it has provided or intends to provide to Evans promptly and in good time prior to such information being required in carrying out work in relation to the Product, all information of which it is aware, and which is in Aviron's possession, and is reasonably necessary to undertake the work contemplated by this Agreement. Aviron further represents that to the best of it's knowledge it has disclosed to Evans all problems and hazards posed to Evans' premises, equipment, personnel other products or materials and specific to the Product or its manufacture. To comply with the terms of this clause and to enable Evans to perform its obligations, Aviron confirms that the Specifications will include, directly or by reference, the following information (unless the parties have agreed that any such information is not relevant to the work being performed by Evans) for each of the Products.

     a) The Manufacturing methods as set out in the relevant Product License once approval has been granted by the relevant Agency.

     b) In process test procedures (if any) as set out in the said Product Licenses.

     c) Raw Material, Virus Seed and Product Specifications including Working Seed named suppliers and all relevant testing methods as set out in the said Product Licenses.

     d) Packaging material specifications as set out in the said Product Licenses, including artwork in the event of Evans being responsible for purchase of such materials.

     e) Information on the known hazards of the formulation Raw Materials supplied by Aviron (if any).

     f) Where such information is included by reference Aviron confirms that it intends to supply to Evans accounts and complete copies of documents containing such information.

7.   CHANGES IN STANDARDS, SPECIFICATIONS AND/OR PROCEDURES
     ------------------------------------------------------

     Within 60 days of executing the Technical Agreement, the Parties will form a Specifications Working Group ("SWG"). The purpose to the SWG shall be to review and adopt the Specifications that govern the Manufacturing Agreement.

     The SWG shall be comprised of two (2) members from each of the Parties, appointed and substituted for each Party as necessary from time to time. The Chairperson of the SWG shall be named by Aviron from among the SWG members. Decision of the SWG shall be unanimous. In the event the SWG is unable to reach a unanimous decision, or in the event of any controversy or claim arising out of or referring to any Specification that can not be resolved by the SWG, the SWG shall refer the disputed matter to the appointed senior executive of Evans and Aviron.

     Evans and Aviron will each nominate a senior representative to the SWG.
     The senior representatives will have the authority to approve Specifications on behalf of Evans or Aviron, respectively. All Specifications established by the SWG will be reduced to writing, signed on behalf of the Parties by the senior representatives and appended to this Technical Agreement in Appendix II. The SWG will be responsible for the timely adoption of all Specifications necessary for all regulatory filings in areas intended for commercial sale of the Product by Aviron or its designee/nominee.

     As a reference for the SWG the Parties have appended Specification adopted under the Development Agreement. The Parties recognize that Specifications necessary under the Manufacturing Agreement will be different from, and more extensive than, the Specifications of the Development Agreement.

     7.1. Evans will notify Aviron of any proposed changes in the standards, Specifications and/or processes for Manufacture of the Product, and Such changes will be agreed upon by the SWG and shall be verified in writing prior to the change being introduced.

     7.2. Aviron will ensure that Evans is informed promptly of any changes that are to be made to the terms of the Product Licenses for the Products which may require a change to the Specifications and such changes when approved in writing by the SWG shall be deemed to be an amendment to the Specifications for the purposes of this Agreement.

8.   REWORKED AND REJECTED PRODUCTS
     ------------------------------

     Before Manufacture under the terms of the Manufacturing Agreement both Parties will appoint one (1) representative each from operations, manufacturing, regulatory affairs, quality assurance and quality control to serve on the Product Evaluation Team, ("PET"). The purpose of the PET is to investigate all incidences of the Product non-compliance to the Specifications. The chairperson of the PET will be designated by Aviron from among the PET members and membership can be changed from time to time by the respective Party. The report and recommendation of the PET will be communicated to the responsible persons of the respective Parties in Quality Assurance.

     8.1. Evans will not subject any Products Manufactured by it under this Agreement to any re-processing unless it uses a method agreed to by Aviron.

9.   AVIRON RELEASE OF PRODUCT
     -------------------------

     9.1. Aviron's Responsible Head is responsible for release of the Products. Evans will supply to Aviron a Certificate of Analysis and all relevant batch documentation as provided for in the Specifications to allow Aviron's Responsible Head to perform the release. Responsible Head is defined as "Aviron's designated senior executive or assignee responsible for review of documentation and release of Product". Each Party will designate a quality assurance person to be responsible for review of documentation and recommend release of Product to Responsible Head. The quality assurance person may be changed from time to time with written notification to the other Party.

10.  BATCH DOCUMENTATION
     -------------------

     10.1. Evans will keep under safe and secure storage the manufacturing, packaging and quality control and quality assurance records for each batch of Product for a period of seven (7) years. Evans must ensure this documentation is available for inspection by authorized Aviron personnel at reasonable notice.

     10.2. Evans will submit to Aviron, promptly following a written request from Aviron, copies of all the manufacturing, packaging, quality control and quality assurance records relating to the Products.

11.  AUDITS
     ------

     Aviron reserves the right in normal business hours (after giving reasonable written notice and causing minimum disruption to Evans' operations) to inspect areas of Evans' premises connected with the Products, Raw Materials and Packaging Materials.

12.  CUSTOMER COMPLAINTS
     -------------------

     Aviron will notify Evans of all complaints and adverse reactions associated with the use of Products. Evans shall promptly supply to Aviron and Aviron shall promptly supply to Evans all information needed for the investigation of customer complaints, adverse event or other concerns with respect to the quality of the Products. The responsibility to reply to the customer will be with Aviron.

13.  RECALLS
     -------

     The decision to initiate a recall must rest with Aviron unless an appropriate regulatory authority requires a batch recall to be implemented. In any case the Responsible Head of Aviron must receive all essential information from Evans. In the event Evans disagrees with Aviron's decision to not conduct a recall, Aviron assumes liability for claims arising from the Product batch in dispute.

14.  THE RETENTION OF SAMPLES
     ------------------------

     14.1. A sample of finished Product, bulk active ingredients and starting materials (excluding solvents, gasses and water) will be retained and stored under conditions consistent with the product labeling. An accounting of the items, respective quantities and the duration for which they are to be stored, which may be amended from time to time, is attached as Appendix III. Evans will allow Aviron access to these samples on reasonable written notice in normal business hours.

     14.2. The sample size of each batch of finished Product or active ingredient will be not less than twice the amount required to fully test the Product for compliance with Specification.

     14.3. Samples of finished Product and bulk active ingredients will be stored for one year beyond the expiry of the formulated product.

     14.4 Samples of starting materials will be kept for minimum of five years if their stability allows.

15.  DISPOSAL OF SAMPLES PRINTED PACKAGING MATERIALS AND REJECTED PRODUCT
     --------------------------------------------------------------------

     Samples, printed packing materials and rejected Product will be disposed of by Evans in a safe and controlled manner.

16.  SUB-CONTRACTING
     ---------------

     Evans shall not sub-contract any part of its obligations hereunder unless prior agreement and written authorization is obtained from Aviron.

IN WITNESS hereof this Agreement has been executed by the duly authorized representatives of the parties the day and year first before written



SIGNED BY                     )
duly Authorized for and on    )     /s/  John Ferguson
behalf of EVANS               )
MEDICAL LIMITED               )
in the presence of:)          )



SIGNED BY                     )
duly Authorized for and on    )     /s/  Leighton Read
behalf of AVIRON              )
In the presence of:           )

                            APPENDIX I - PRODUCT(S)
                            -----------------------
1.   Cold Adapted Influenza Vaccine

TO BE ESTABLISHED CONCURRENT WITH THE FDA LICENSE APPLICATION
-------------------------------------------------------------














                                     SIGNATURE        DATE
------------------------------------------------------------
EVANS       Evans Medical Ltd.   /s/ John Ferguson   18/4/97
------------------------------------------------------------
AVIRON      Aviron               /s/ L. Read         24/4/97
------------------------------------------------------------

                          APPENDIX II - SPECIFICATIONS
                          ----------------------------

VIRUS SEED SPECIFICATIONS
----------------------------------------
TO BE ESTABLISHED CONCURRENT WITH THE FDA LICENSE APPLICATION
-----------------------------------------------------------------------------

WORKING SEED SPECIFICATIONS
----------------------------------------

TO BE ESTABLISHED CONCURRENT WITH THE  FDA LICENSE APPLICATION
--------------------------------------------------------------


RAW MATERIAL & PACKAGING COMPONENT SUPPLY
----------------------------------------

DESCRIPTION                                AVIRON TO SUPPLY   EVANS TO SUPPLY
-----------------------------------------------------------------------------
Active Ingredient                          [

Eggs

Excipients

Labels                                                      *

Syringes

Carton

Leaflet                                                                     ]


FINISHED PRODUCT TESTING
------------------------

Evans will test finished product with respect to the following specification:

Test                                         Specification
----                                         -------------

TO BE ESTABLISHED CONCURRENTLY WITH THE FDA LICENSE APPLICATION
---------------------------------------------------------------

                                          SIGNATURE        DATE
----------------------------------------------------------------
EVANS           Evans Medical Ltd.   /s/ John Ferguson   18/4/97
----------------------------------------------------------------
AVIRON          Aviron               /s/ L. Read         24/4/97
----------------------------------------------------------------

[*] = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                        APPENDIX III - RETAINED SAMPLES
                        -------------------------------
         TO BE ESTABLISHED CONCURRENT WITH THE FDA LICENSE APPLICATION
         -------------------------------------------------------------






                                   SIGNATURE         DATE
-------------------------------------------------------------
EVANS       Evans Medical Ltd.   /s/ John Ferguson   18/4/97
-------------------------------------------------------------
AVIRON      Aviron               /s/ L. Read         24/4/97
-------------------------------------------------------------

                                   SCHEDULE 2
                                   ----------

                              PRICE FOR PRODUCTION
                              --------------------

                                    SUPPLIES
                                    --------

     Cost of supplies purchased for Aviron by Evans on a monthly basis will be passed through to Aviron.

PERSONNEL
---------

     Cost for Evans personnel allocated to Aviron under this Agreement will be charged monthly based upon involvement, at a defined [*] rate. The composition of staff allocated under this Agreement shall be no less than [*] with previous influenza Commercial Manufacture experience or similar process.

PRIMARY PRODUCTION
------------------

[ * ] for Multi Purpose Bacterials              [ * ] per year.

[ * ] rate                                      [ * ] for an operative

                                                [ * ] for a supervisor/
                                                engineer/technical
                                                support person.

Egg waste disposal                              [ * ] per egg processed.

SECONDARY PRODUCTION
--------------------

Cold Adapted Influenza Virus Vaccine in syringes [ * ] per dose.

Any Product supplied over [ * ] doses in a single year, commencing on 1 January of that year, will be at a price of [ * ] per dose, up to [ * ] doses. Similarly, any Product supplied over [ * ] doses in a single year, commencing on 1 January of that year, will be at a price of [ * ] per dose. The price will then revert to [ * ] per dose for the first [ * ] in the following year.

[ * ] = Certain information on this page has been omitted and filed separately with the Commission . Confidential treatment has been requested with respect to the omitted portions.

Example
-----------------------------------------------

First Year          [ * ] ordered
                    [ * ] @ [ * ] = [ * ]
                    [ * ] @ [ * ] = [ * ]

                    TOTAL FOR FIRST YEAR = [ * ]


Second year         [ * ] ordered
                    [ * ] @ [ * ] = [ * ]
                    [ * ] @ [ * ] = [ * ]
                    [ * ] @ [ * ] = [ * ]

                    TOTAL FOR SECOND YEAR = [ * ]


NB: All prices set out herein are subject to review in accordance with Clause 7.

[ * ] = Certain information on this page has been omitted and filed separately with the Commission . Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 3
                                   ----------

                                  TRADE MARKS
                                  -----------

[Pursuant to an agreement between the parties, this Schedule will not be completed until late 1997.]

                                   SCHEDULE 4
                                   ----------

                             DEVELOPMENT AGREEMENT
                             ---------------------

[This Agreement was filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1, File No. 333-05209, filed June 5, 1996, as amended, which is hereby incorporated by reference.]

                                   SCHEDULE 5
                                   ----------

                               MICHIGAN AGREEMENT
                               ------------------

[This Agreement was filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1, File No. 333-05209, filed June 5, 1996, as amended, which is hereby incorporated by reference.]

                                   SCHEDULE 6
                                   ----------

                                AVIRON'S ASSETS
                                ---------------

[Pursuant to an agreement between the parties, this Schedule will not be completed until late 1997.]